Exhibit 1

EXECUTION VERSION

Date:                                                                  June 28, 2019

To:                                                                             CD&R Boulder Holdings, L.P.

c/o Clayton, Dubilier & Rice, LLC

375 Park Avenye, 18th Floor

New York, NY 10152

From:                                                               Credit Suisse Capital LLC

11 Madison Avenue

New York, NY 10010

Re:                                                                      Amendment of the Master Confirmation

Dear Sir/Madam:

This letter agreement (the “Amendment”) amends the Master Confirmation dated as of November 20, 2018, as may be amended and supplemented by relevant supplemental confirmations from time to time (the “Master Confirmation”), between Credit Suisse Capital LLC (“CS”), represented by Credit Suisse Securities (USA) LLC as it agent, and CD&R Boulder Holdings, L.P. (“Counterparty”). This Amendment shall be effective on the date hereof.  Terms used herein but are not otherwise defined shall have meanings assigned to them in the Master Confirmation.

1. Amendment. Upon the effectiveness of this Amendment, Section 18 of the Master Confirmation is hereby deleted in its entirety and replaced with the following:

Opt-In to U.S. Special Resolution Regimes

(a) In the event CS becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Master Confirmation (and any interest and obligation in or under, and any property securing, this Master Confirmation) from CS will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Master Confirmation (and any interest and obligation in or under, and any property securing, this Master Confirmation) were governed by the laws of the United Sates or a state of the United States; and

(b) In the event CS or an Affiliate of CS becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights with respect to this Master Confirmation that may be exercised against CS are permitted to be exercised to no greater extent than the Default Rights could be exercised under the U.S. Special Resolution Regime if this Master Confirmation were governed by the laws of the United States or a state of the United States.

Definitions:

Affiliate has the meaning given in section 2(k) of the Bank Holding Company Act (12 U.S.C. 1841(k)) and section 225.2(a) of the Board’s Regulation Y (12 CFR 225.2(a)).

Default Right means any:

(i) right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and

(ii) right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure.

U.S. Special Resolution Regime means the Federal Deposit Insurance Act (12 U.S.C. 1811—1835a) and regulations promulgated thereunder and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (12 U.S.C. 5381—5394) and regulations promulgated thereunder.

2.  No Additional Amendments or Waivers.  Except as amended hereby, all the terms of the Transactions and provisions in the Master Confirmation shall remain and continue in full force and effect and are hereby confirmed in all respects.

3.  Counterparts.  This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

4.  Governing Law.  The provisions of this Amendment shall be governed by the New York law (without reference to choice of law doctrine).

[Signature Page Follows]

Yours Faithfully,

CREDIT SUISE CAPITAL LLC

By:	/s/ Shui Wong
Name:	Shui Wong
Title:	Authorized Signatory

By:	/s/ Barry Dixon
Name:	Barry Dixon
Title:	Authorized Signatory

CREDIT SUISE SECURITIES (USA) LLC, AS AGENT FOR CREDIT SUISSE CAPITAL LLC

By:	/s/ Shui Wong
Name:	Shui Wong
Title:	Vice President

Agreed and Accepted By:

CD&R BOULDER HOLDINGS, L.P.

BY: CD&R INVESTMENT ASSOCIATES IX, LTD.,
its general partner

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer and Assistant Secretary